UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2018

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32663	86-0812139
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20880 Stone Oak Parkway

San Antonio, Texas 78258

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 832-3700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 1, 2018 (the “Closing Date”), Clear Channel Outdoor, Inc. (“CCO”), a subsidiary of Clear Channel Outdoor Holdings, Inc. (“CCOH”), entered into a Credit Agreement (the “Credit Agreement”), as parent borrower, with certain of its subsidiaries named therein, as subsidiary borrowers (the “Subsidiary Borrowers”), Deutsche Bank AG New York Branch, as administrative agent (the “Administrative Agent”) and swing line lender, and the other lenders from time to time party thereto. The Credit Agreement governs CCO’s new asset-based revolving credit facility and replaces CCOH’s prior credit agreement, dated as of August 22, 2013 (the “Prior Credit Agreement”), which was terminated on the Closing Date.

Size and Availability

The Credit Agreement provides for an asset-based revolving credit facility, with amounts available from time to time (including in respect of letters of credit) equal to the lesser of (i) the borrowing base, which equals 85.0% of the eligible accounts receivable of CCO and the subsidiary borrowers, subject to customary eligibility criteria minus any reserves, and (ii) the aggregate revolving credit commitments. As of the Closing Date, the aggregate revolving credit commitments were $75.0 million. Subject to certain conditions, CCO may at any time request one or more increases in the amount of revolving credit commitments, in minimum amounts of $10.0 million and in an aggregate maximum amount of $50.0 million.

An aggregate amount of $75.0 million of revolving loans were made available on the Closing Date, and were used to repay and terminate the commitments under the Prior Credit Agreement and to replace the letters of credit outstanding under the Prior Credit Agreement.

Interest Rate and Fees

Borrowings under the Credit Agreement bear interest at a rate per annum equal to the Applicable Rate plus, at CCO’s option, either (1) a base rate determined by reference to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such date as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurocurrency rate that would be calculated as of such day in respect of a proposed Eurocurrency rate loan with a one-month interest period plus 1.00%, or (2) a Eurocurrency rate that is equal to the LIBOR rate as published by Reuters two business days prior to the commencement of the interest period. The Applicable Rate for borrowings under the Credit Agreement is 1.00% with respect to base rate loans and 2.00% with respect to Eurocurrency loans.

In addition to paying interest on outstanding principal under the Credit Agreement, CCO is required to pay a commitment fee of 0.375% per annum to the lenders under the Credit Agreement in respect of the unutilized revolving commitments thereunder. CCO must also pay a letter of credit fee for each issued letter of credit equal to 2.00% per annum times the daily maximum amount then available to be drawn under such letter of credit.

Maturity

Borrowings under the Credit Agreement will mature, and lending commitments thereunder will terminate, on the earlier of (a) June 1, 2023 and (b) 90 days prior to the maturity date of any indebtedness of CCOH or any of its direct or indirect subsidiaries in an aggregate principal amount outstanding in excess of $250,000,000 (other than the 8.75% senior notes due 2020 issued by Clear Channel International, B.V.).

Prepayments

If at any time, the outstanding amount under the revolving credit facility exceeds the lesser of (i) the aggregate amount committed by the revolving credit lenders and (ii) the borrowing base, CCO will be required to prepay first, any protective advances and second, any outstanding revolving loans and swing line loans and/or cash collateralize letters of credit in an aggregate amount equal to such excess, as applicable.

Subject to customary exceptions and restrictions, CCO may voluntarily repay outstanding amounts under the Credit Agreement at any time without premium or penalty. Any voluntary prepayments CCO makes will not reduce commitments under the Credit Agreement.

Guarantees and Security

The facility is guaranteed by the Subsidiary Borrowers. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by a perfected security interest in all of CCO’s and the Subsidiary Borrowers’ accounts receivable and related assets and proceeds thereof.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $7.5 million and (b) 10.0% of the lesser of (i) the aggregate commitments at such time and (ii) the borrowing base then in effect at such time (the “Financial Covenant Triggering Event”), CCO will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for the most recent period of four consecutive fiscal quarters ended prior the occurrence of the Financial Covenant Triggering Event, and will be required to continue to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $7.5 million and (y) 10.0% of the lesser of (i) the aggregate commitments at such time and (ii) the borrowing base then in effect at such time, at which time the Financial Covenant Triggering Event will no longer be deemed to be occurring.

The Credit Agreement also includes negative covenants that, subject to significant exceptions, limit the Borrowers’ ability and the ability of their restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates; or

•	change lines of business.

The Credit Agreement includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, material judgments and a change of control. If an event of default occurs, the lenders under the Credit Agreement will be entitled to take various actions, including the acceleration of all amounts due under the Credit Agreement and all actions permitted to be taken by a secured creditor.

The foregoing is only a summary of the material terms of the Credit Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of June 1, 2018, by and among Clear Channel Outdoor, Inc., the subsidiary borrowers party thereto, Deutsche Bank AG New York Branch, as administrative agent and swing line lender, and the other lenders from time to time party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: June 6, 2018	By:	/s/ Lauren E. Dean
Lauren E. Dean
Senior Vice President, Associate General Counsel and Assistant Secretary

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